[1-800-FLOWERS.COM, Inc. LOGO]

                 Investor Contact:                   Media Contacts:
                 ----------------                    --------------
                 Joseph D. Pititto                   Ken Young
                 (516) 237-6131                      (516) 237-6102
                 E-mail: invest@1800flowers.com      kyoung@1800flowers.com
                 ------------------------------      ----------------------


1-800-FLOWERS.COM(R) Reports Fiscal 2004 Fourth Quarter and Full Year Results; Company Plans to Begin Stock Repurchase Program

Fiscal 2004 Full Year Highlights:
--------------------------------
 * GAAP net income increased to $40.9 million or $0.60 per diluted share including a $19.2 million benefit related to the reversal of the Company's deferred tax valuation allowance.
 * Comparative pre-tax income increased 77.6 percent to $21.7 million or $0.32 per diluted share compared with $12.2 million or $0.18 in fiscal 2003.
 * Total revenues increased 6.8 percent to $604 million driven by online revenue growth of 15.9 percent to $307.5 million.

Fourth Quarter Highlights:
-------------------------
 * GAAP net income increased to $30.4 million or $0.45 per diluted share including a $19.5 million benefit related to the reversal of the Company's deferred tax valuation allowance.
 * Comparative pre-tax income increased 31.9 percent to $10.9 million, or $0.16 per diluted share compared with $8.3 million or $0.12 in the prior year period.
 * Total revenues increased 4.3 percent to $161.6 million with online revenues up 10.7 percent to $93.1 million.

Westbury, NY, August 5, 2004 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported revenues of $161.6 million for its fiscal fourth quarter ended June 27, 2004, representing an increase of 4.3 percent compared with revenues of $154.8 million reported in the prior year period. Online revenues increased 10.7 percent to $93.1 million while telephonic revenues declined 6.1 percent to $58.4. As previously announced, telephonic sales declined during the quarter due to a combination of continued customer migration to the Company's online sales channels, and lower than anticipated sales in the Company's home and garden gift category.

Net income for the fiscal fourth quarter was $30.4 million or $0.45 per diluted share and includes a $19.5 million net benefit related to the reversal of the Company's deferred tax valuation allowance. For purposes of comparison with fiscal 2003 fourth quarter results, the Company also reported pre-tax income for the fiscal 2004 fourth quarter of $10.9 million, or $0.16 per diluted share, representing an increase of 31.9 percent compared with $8.3 million, or $0.12 per diluted share in the prior year period.

The Company noted that it continued to improve its operating expense ratio, achieving a reduction of 270 basis points during the quarter to 32.9 percent of total revenue compared with 35.6 percent in the prior year period. This improvement helped offset the impact of lower telephonic sales and gross profit margin associated with the home and garden gift category which carries a higher gross profit margin compared with floral gifts.
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

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.2:


Jim McCann, CEO of 1-800-FLOWERS.COM, said, "During the fiscal fourth quarter we were able to improve our operating margin and further enhance profitability. We achieved this despite slower sales in our home and garden gift category and the resulting impact on gross profit margin. This illustrates our ability to leverage our operating infrastructure as well as our successful efforts to drive revenue growth in our core floral gift category as well as in those complementary gift categories that we have indicated offer the highest growth potential, including gourmet food gifts, gift baskets, candy and children's gifts."

Fiscal 2004 Full-year Results
-----------------------------

For the fiscal 2004 full-year, total revenues increased 6.8 percent to $604 million compared with $565.6 million in fiscal 2003. This increase was driven primarily by a 15.9 percent rise in online revenues to $307.5 million compared with $265.3 million in the prior year.

Net income for the year was $40.9 million or $0.60 per diluted share. Net income for the full fiscal year included a $19.2 million net benefit related to the reversal of the Company's deferred tax valuation allowance. For purposes of comparison with fiscal 2003 full-year results, the Company also reported pre-tax income of $21.7 million, or $0.32 per diluted share, representing an increase of
77.6 percent compared with $12.2 million or $0.18 per diluted share in fiscal 2003.

During fiscal 2004, the Company further improved its operating expense ratio, achieving a decline of 220 basis points to 38.3 percent of total revenue compared with 40.5 percent in the prior year. This improvement helped offset the impact of lower telephonic sales and gross profit margin due to slower sales in the home and garden gift category. As a result, gross profit margin for fiscal 2004 was 41.9 percent compared with 42.6 percent in fiscal 2003. Floral gift sales, which grew 10.1 percent during fiscal 2004, represented 52.2 percent of total combined online and telephonic revenues, up from 50.5 percent in the prior year.

During the year, the Company cost-effectively acquired 3.1 million new customers, consistent with fiscal 2003. Customer acquisition cost for the year was $17.85, compared with $17.68 in fiscal 2003. Approximately 5.7 million customers placed orders during the fiscal year, of which 45.3 percent were repeat customers, up from 42.4 percent in fiscal 2003.

McCann said, "Overall, fiscal 2004 was a solid year for us. Aside from the home and garden gift category, we achieved double digit growth in all of our key gift product lines, including our floral gift business. It is important to note that our total revenue growth for the year of approximately seven percent represents organic or "same-store" growth which we were able to achieve without significant capital requirements for inventory or bricks and mortar. As a result, we were able to further strengthen our balance sheet, finishing the year with more than $110 million in cash and investments. Going forward, this will enable us to grow our business both internally as well as through complementary acquisitions," said McCann.

The Company also announced that it plans to begin a stock repurchase program under an existing $10 million authorization from its board of directors. McCann said, "We believe we are well positioned to further enhance the growth and profitability of our business. Our strong balance sheet and growing free cash flow will allow us to add to shareholder value through stock repurchases under the authorization that we have from our board of directors." The Company said purchases would be made from time to time in
                                                       (more)

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.3:


the open market and through privately negotiated transactions, subject to general market and other conditions. Shares acquired under the repurchase program would be available for later issue upon exercise of stock options and for other corporate purposes.

Fiscal 2005 Company Guidance:
----------------------------
Full-year guidance:
The Company said that during fiscal 2005 it plans to build on the double-digit revenue growth achieved in its core floral gift business as well as in those complementary gift categories that it has identified as having the highest growth potential for the future, including gourmet food gifts, gift baskets, candy, and children's gifts. It also expects that the changes it is implementing in marketing and merchandising for its home and garden gift category will result in a return to sustainable revenue growth for that business. Based on these expectations, the Company anticipates achieving organic revenue growth in a range of 8-to-10 percent during fiscal 2005 compared with fiscal 2004. The Company said that it expects online sales to grow at a double-digit rate during fiscal 2005 while telephonic sales are expected to remain relatively flat.

During fiscal 2005 the Company also expects to achieve further reductions in its operating expense ratio by leveraging prior investments in its brand, technology platform, unique fulfillment system and growing customer database. Gross profit margin for the year is expected to be approximately 42 percent. As a result of these factors, combined with anticipated revenue growth, the Company expects to grow pre-tax income approximately 40 percent in fiscal 2005 compared with fiscal 2004. As a result of the reversal of the deferred tax valuation allowance in the fourth quarter of fiscal 2004, during fiscal 2005 the Company anticipates an effective tax rate of approximately 41 percent. This will primarily be non cash due to the utilization of net operating loss carryforwards.

McCann noted that the Company also expects to further strengthen its balance sheet. "Our business model features high inventory turns and very low working capital needs relative to other specialty retailers. Our technology and customer service platforms are robust and highly scalable and we do not require significant capital deployed in bricks and mortar facilities. We expect capital expenditures to remain at the $10-to-$12 million range for the next few years. As such, we expect our cash and investments position to continue to grow," he said.

Quarterly Guidance:
The Company anticipates its largest quarters in terms of revenues and gross margin will again be the calendar year-end period (its fiscal second quarter), which includes the holiday shopping season, and the calendar second quarter (its fiscal fourth quarter), which includes the traditional spring holiday period. Based on this, the Company anticipates fiscal 2005 quarterly revenues will be in the following ranges:

  o Q1 = 14-to-16 percent of total revenues
  o Q2 = 34-to-37 percent of total revenues
  o Q3 = 20-to-23 percent of total revenues
  o Q4 = 26-to-29 percent of total revenues

                                                      (more)

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.4:


The Company's fiscal first quarter is traditionally its lowest in terms of revenues due to the lack of any major gift-giving holidays during the summer months. As a result, the Company typically records a loss for the quarter. The Company said it expects to reduce its loss in the fiscal 2005 first quarter ending September 26, 2004, compared with the prior year period, through a combination of revenue growth and continued leveraging of its operating infrastructure.

About 1-800-FLOWERS.COM(R)
--------------------------
For more than 25 years, 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) has been the leading innovator in the floral industry, taking the extra step to help people connect and express themselves quickly and easily with exquisite floral gifts crafted with care by renowned artisans and the nation's leading florists, as well as distinctive non-floral gifts appropriate for any occasion or sentiment. The Company provides gift solutions same day, any day, offering an unparalleled selection of flowers, plants, gourmet foods and confections, gift baskets and other impressive unique gifts. As always, satisfaction is guaranteed, and customer service is paramount with quick, convenient ordering options, fast and reliable delivery, and gift advisors always available. Customers can shop 1-800-FLOWERS.COM 24-hours a day, seven-days a week via the Internet (http://www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377); or
by visiting a Company-operated or franchised store. The 1-800-FLOWERS.COM family of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1- 800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); and children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com).

Special Note Regarding Forward-Looking Statements:
--------------------------------------------------
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its stated forecast for revenue and earnings growth in its fiscal year 2005; its ability to improve sales performance in its home and garden gifts category; its ability to reduce its operating expense ratio; its ability to repurchase its shares at attractive prices; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to strengthen its balance sheet; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, the scheduled conference call pertaining to fiscal 2004 fourth quarter and full-year results and Company guidance for fiscal year 2005, and any recordings thereof, or in any of its SEC filings except as may be otherwise stated by the Company.

                                                      (more)

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.5:


Conference Call:
The Company will conduct a conference call to discuss the attached financial results on Thursday, August 5th at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone for 24 hours beginning at 1:00 p.m. (ET) on 8/5/04 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter reservation #750566.
                                                   [See Tables]

                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                          June 27,        June 29,
                                                                                            2004            2003
                                                                                        -------------- -------------

Assets
Cash and equivalents                                                                        $80,824       $49,079
Short-term investments                                                                       22,550        12,139
Receivables, net                                                                              9,013         7,767
Inventories                                                                                  19,625        20,370
Prepaid and other current assets                                                              1,517         2,208
Deferred income taxes                                                                        16,463             -
                                                                                        -------------- -------------
  Total current assets                                                                      149,992        91,563

Property, plant and equipment, net                                                           42,460        46,500
Investments                                                                                   8,260        19,471
Goodwill                                                                                     34,529        37,692
Other intangibles, net                                                                        2,598         3,211
Deferred income taxes                                                                        13,548             -
Other assets                                                                                 10,165        16,359
                                                                                        -------------- -------------
    Total assets                                                                           $261,552      $214,796
                                                                                        ============== =============

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses                                                    $63,266       $61,663
   Current  maturities of long-term debt and obligations under
    capital leases                                                                            3,022         3,025
                                                                                       -------------- -------------
     Total current liabilities                                                               66,288        64,688

Long-term debt and obligations under capital leases                                           6,062         9,124
Other liabilities                                                                             2,812         3,696
                                                                                        -------------- -------------
   Total liabilities                                                                         75,162        77,508
Total stockholders' equity                                                                  186,390       137,288
                                                                                        -------------- -------------
Total liabilities and stockholders' equity                                                 $261,552      $214,796
                                                                                        ============== =============

                                                      (more)

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.6

                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                        Consolidated Statements of Income
                    (In thousands, except for per share data)


                                                                   Quarter Ended                           Year Ended
                                                         --------------------------------- -----------------------------------
                                                           June 27, 2004    June 29, 2003    June 27, 2004     June 29, 2003
                                                         ---------------- ---------------- ----------------- -----------------
Net revenues:
 Online                                                       $93,135           $84,133         $307,470          $265,278
 Telephonic                                                    58,443            62,254          263,039           271,071
 Retail/fulfillment                                             9,989             8,456           33,469            29,269
                                                           --------------   --------------    --------------    --------------
   Total net revenues                                         161,567           154,843          603,978           565,618

Cost of revenues                                               98,039            91,588          351,111           324,565
                                                           --------------   --------------    --------------    --------------
Gross profit                                                   63,528            63,255          252,867           241,053

Operating expenses:
 Marketing and sales                                           38,950            40,372          172,251           170,013
 Technology and development                                     3,289             3,621           13,799            13,937
 General and administrative                                     7,187             7,381           30,415            29,593
 Depreciation and amortization                                  3,660             3,698           14,992            15,389
                                                           --------------   --------------    --------------    --------------
   Total operating expenses                                    53,086            55,072          231,457           228,932
                                                           --------------   --------------    --------------    --------------
Operating income                                               10,442             8,183           21,410            12,121
Other income (expense):
 Interest income                                                  640               277            1,324             1,157
 Interest expense                                                 (62)             (193)            (663)             (982)
 Other                                                           (123)               (5)            (341)              (58)
                                                           --------------   --------------    --------------    --------------
Total other income (expense), net                                 455                79              320               117
                                                           --------------   --------------    --------------    --------------
Income before income taxes                                     10,897             8,262           21,730            12,238
Income tax benefit                                             19,532                 -           19,174                 -
                                                           --------------   --------------    --------------    --------------
Net income                                                    $30,429            $8,262          $40,904           $12,238
                                                           ==============   ==============    ==============    ==============
Net income per common share:
      Basic                                                     $0.46             $0.13            $0.62             $0.19
                                                           ==============   ==============    ==============    ==============
      Diluted                                                   $0.45             $0.12            $0.60             $0.18
                                                           ==============   ==============    ==============    ==============

Weighted average shares used in the calculation of net
 income per common share:
          Basic                                                66,164            65,682           65,566            65,566
                                                           ==============   ==============    ==============    ==============
          Diluted                                              68,260            67,956           67,772            67,670
                                                           ==============   ==============    ==============    ==============
----------------------------------------------------------------------------------------------------------------------------
Calculation of Pre-tax income per share:

Income before income taxes                                    $10,897            $8,262          $21,730           $12,238
                                                           ==============   ==============    ==============    ==============

Income before income taxes per common share:
     Basic                                                      $0.16             $0.13            $0.33             $0.19
                                                           ==============   ==============    ==============    ==============
     Diluted                                                    $0.16             $0.12            $0.32             $0.18
                                                           ==============   ==============    ==============    ==============

Weighted average shares used in the calculation of income
 before taxes per common share:
          Basic                                                66,164            65,682           65,566            65,566
                                                           ==============   ==============    ==============    ==============
          Diluted                                              68,260            67,956           67,772            67,670
                                                           ==============   ==============    ==============    ==============

                                                      (more)

1-800-FLOWERS.COM Reports Record Revenues of $604 Million for Fiscal 2004, pg.7

                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                             Years Ended
                                                                                        ----------------------------
                                                                                           June 27,        June 29,
                                                                                             2004            2003
                                                                                        -------------- -------------

Operating activities:
Net income                                                                                  $40,904       $12,238
Reconciliation of net income to net cash provided by
 operations:
 Depreciation and amortization                                                               14,992        15,389
 Deferred income taxes                                                                      (20,776)            -
 Bad debt expense                                                                               437           426
 Other non-cash items                                                                           250            72
 Changes in operating items:
   Receivables                                                                               (1,683)        1,152
   Inventories                                                                                  745        (4,723)
   Prepaid and other                                                                            691            12
   Accounts payable and accrued expenses                                                      1,624        (2,493)
   Other assets                                                                               5,829        (2,555)
   Other liabilities                                                                           (884)            1
                                                                                        -------------- -------------
 Net cash provided by operating activities                                                   42,129        19,519

Investing activities:
Purchase of investments                                                                     (62,584)      (56,412)
Sale of investments                                                                          63,384        57,191
Capital expenditures, net of non-cash expenditures                                          (10,576)      (10,269)
Other                                                                                           217           390
                                                                                        -------------- -------------
 Net cash used in investing activities                                                       (9,559)       (9,100)

Financing activities:
Proceeds from employee stock options/stock
 purchase plan                                                                                2,126         1,142
Repayment of notes payable and bank borrowings                                               (1,176)       (1,492)
Payment of capital lease obligations                                                         (1,775)       (1,591)
                                                                                        -------------- -------------
 Net cash used in financing activities                                                         (825)       (1,941)
                                                                                        -------------- -------------
 Net change in cash and equivalents                                                          31,745         8,478
 Cash and equivalents:
  Beginning of period                                                                        49,079        40,601
                                                                                        -------------- -------------
  End of period                                                                             $80,824       $49,079
                                                                                        ============== =============




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